Exhibit 99.1
FOR MORE INFORMATION, CONTACT:
Cygnus, Inc.
(415) 392-6220
www.cygn.com
Cygnus Announces Settlement of Arbitration Case with Ortho-McNeil
Cygnus to Receive a Cash Payment of $4 million in the Settlement
FOR IMMEDIATE RELEASE
San Francisco, CA, September 30, 2005 — Cygnus, Inc. (OTC Bulletin Board: CYGN) announced today that it reached a settlement with Ortho-McNeil Pharmaceutical, Inc., a wholly-owned subsidiary of Johnson & Johnson, that resolves all of Cygnus’ claims in its arbitration case against Ortho-McNeil Pharmaceutical arising out of the 1999 sale of substantially all of Cygnus’ drug delivery business assets to Ortho-McNeil. In the settlement, Ortho-McNeil has agreed to make a cash payment to Cygnus of $4 million. The arbitration hearing had been scheduled to commence in early October 2005.
“We are pleased that the parties were able to reach a settlement prior to the commencement of the arbitration hearing and avoid the expenses associated with the hearing,” stated John C Hodgman, Chairman, President, and CEO of Cygnus. “We have consulted with our legal counsel and believe this settlement is in the best interests of Cygnus’ stockholders and allows Cygnus to move forward to take the final steps in the dissolution of the company,” Mr. Hodgman added.
In March 2005, Cygnus completed the sale of substantially all of its operating assets to Animas Corporation and Animas Technologies LLC. Cygnus intends to file its certificate of dissolution in the near future and make a distribution to stockholders of its remaining cash after satisfying (or providing for) all of its remaining liabilities. The amount of such distribution cannot be determined at this time. Cygnus will make a public announcement of the anticipated filing date of the certificate of dissolution at least ten business days in advance of the filing.
Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to statements regarding Cygnus’ plans with respect filing of its certificate of dissolution and the distribution to stockholders. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Cygnus’ actual results and the timing of certain events may differ significantly from the results and timing discussed in this news release. These risks and uncertainties include, but are not limited to, the risk that Cygnus incurs additional liabilities that Cygnus does not now anticipate, that Cygnus’ expenses may be higher than expected, that the settlement of Cygnus’ liabilities could be higher than expected, that the amount of the distribution to stockholders might be smaller than anticipated and that the distribution might be delayed. All forward-looking statements included in this news release are based on information available to Cygnus on the date hereof, and Cygnus assumes no obligation to update any such forward-looking statements.